UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

LATITUDE 360, INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	000-51644	20-5587756
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6022 San Jose Blvd	32217
Jacksonville, FL	(Zip Code)

(Address of Principal Executive Offices)

(972) 771-4205

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2014, Latitude 360, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Ken H. Adams, pursuant to which Mr. Adams will serve as the Company’s Chief Financial Officer, effective as of December 1, 2014. The Employment Agreement has an initial term of one year and continues thereafter for successive one-year periods unless and until terminated by either party upon 15 days’ written notice prior to the agreement’s anniversary/expiration date, or until otherwise terminated by either party. Mr. Adams will receive an annual base salary of $200,000 for the term of the Employment Agreement, subject to potential periodic increase in the discretion of the Company’s board of directors. Mr. Adams will also receive options to purchase 250,000 shares of the Company’s common stock, which options will be immediately vested as to 50% of the shares subject thereto, and will vest six months following the execution of the Employment Agreement with respect to the remaining 50% of the shares subject thereto.

In the event Mr. Adams’ employment under the Employment Agreement is terminated by the Company without “Cause” (as such term is defined in the Employment Agreement), in addition to the amounts accrued to him, Mr. Adams would be entitled to receive continued payment of his then-current base salary and continuation of his health insurance for a six-month period. In the event of Mr. Adams’ death or incapacity during the term of the Employment Agreement, Mr. Adams’ estate or legal representative would be entitled to receive continued payment of Mr. Adams’ then-current base salary until the expiration of the then-current one-year employment term.

During the term of the Employment Agreement and for a period of one year thereafter, Mr. Adams is subject to non-solicitation and non-competition provisions. Mr. Adams is also subject to confidentiality provisions both during and after his employment with the Company.

Prior to joining the Company, Mr. Adams, age 63, served as an executive in the hospitality and restaurant industry for almost 25 years. Most recently, from January 2014 to November 2014, he served as the General Manager and Chief Financial Officer of the Hospitality Development Company, a wholly owned subsidiary of United Development Company, based in Doha, Qatar.  From June 2013 to June 2014, he served as the Chief Executive Officer and managing director of the Claremont Restaurant & Food Group in Erbil, Kurdistan, Iraq, which had an international focus on fast casual, casual and fine dining restaurants and international hotel brands. From January 2013 to June 2013, Mr. Adams served as the Chief Operating Officer of the Kout Food Group/Al-Homaizi Group in Kuwait, which owned and operated over 300 restaurants in the Middle East and United Kingdom. From July 2009 to December 2013, he served as the Managing Director and Chief Financial Officer for Franchise Partners International & Alarbash Advisors in Atlanta and Kuwait. From June 2008 to July 2009, Mr. Adams served as President and Partner of Hurricane Grill & Wings, a casual dine sports-focused concept consisting of over 40 restaurants. From 2001 to 2008, he served as Chief Operating Officer and Chief Financial Officer of Sunshine Restaurant Ventures LLC in Atlanta, Georgia, where he was involved as an advisor with several hundred restaurants, including Friendly’s, Bojangles, Denny’s, Hop’s, Original Roadhouse Grill, Up the Creek Fish Camp & Grill, Quaker Steak & Lube and Damon’s. From 1990 to 2001, he served as President and Chief Financial Officer of Southern King Enterprises in Atlanta, Georgia, where he created a multi-unit franchise group operating Burger Kings in three states. From 1984 to 1985, Mr. Adams was a supervising management consultant with Coopers & Lybrand’s International Financial Group in Washington, D.C.. He also served as a senior accountant with Copers & Lybrand from 1979 to 1981 in Miami, Florida. Mr. Adams served in the U.S. Navy and has also served as an adjunct professor in North Georgia College and State University, Western Carolina University and North Carolina State University. He graduated University of Central Florida with a B.S. in Accounting in 1978 and received his Executive MBA from the University of Miami in 1984.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 8.01 Other Events.

On November 26, 2013, the Company issued a press release announcing the appointment of Mr. Adams. A copy of that press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement between Latitude 360, Inc. and Ken H. Adams.
99.1	Press release dated November 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LATITUDE 360, INC.

By /s/ Brent W. Brown
Name: Brent W. Brown
Title: CEO

Date: November 26, 2014

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement between Latitude 360, Inc. and Ken H. Adams.
99.1	Press release dated November 26, 2014.